EXHIBIT 99.1

[LOGO OF BANK OF AMERICA]

December 6, 2000

Contact:
Investors   Susan Carr (704-386-8059) or Kevin Stitt (704-386-5667)
Media        Bob Stickler or Ann McNeish (704-386-8465)

Bank of America Provides Earnings Guidance for Fourth Quarter and 2001

CHARLOTTE, December 6, 2000 — Bank of America earnings in the fourth quarter are expected to be approximately $1.4 billion, or from $ .85 to $ .90 per diluted share, company executives said today.

In a presentation prepared for delivery at an investor conference in New York, James H. Hance Jr., vice chairman and chief financial officer, said that the company is experiencing among other factors higher credit costs and slower capital markets activity, which are expected to extend into next year.

Hance said that the company currently expects fourth quarter net charge-offs and provision expense to be in the range of $1.1-1.2 billion, which will bring net charge-offs for the year to less than .65 percent of total loans and leases. That number includes approximately $100 million for a one-time adjustment to adopt the new FFIEC regulatory policy on consumer loans.

Last month, the company disclosed that one large loan had been placed on non-performing status and a significant portion will be charged off. The company said it is also experiencing continuing deterioration in credit quality. Nonperforming assets are now expected to be about 20 percent above the third quarter level.

Including the fourth quarter results, operating earnings for all of 2000 are now expected to approach $8 billion, or $4.72-4.77 per share. Return on equity for the year is expected to be about 16.5 percent.

Hance said that Bank of America is budgeting for significantly higher loan losses and credit costs in 2001. But he said net charge-offs are not expected to exceed the upper end of the company's targeted charge-off range of 45 to 75 basis points. And he pointed out that the company has strong reserves and capital that combined exceed $50 billion.

Hance emphasized that the company will continue to make important investments in such areas as e-commerce, payments and asset management that will result in an increase in expenses.

"We continue to see good momentum in a number of our core product lines," Hance said, adding that many business lines are expected to reach or exceed the company's annual revenue growth target of 7-9 percent. He reiterated that the company continues to make progress in pursuing its customer-focused strategy to expand relationships and grow revenues as indicated by growing customer satisfaction scores as well as increasing deposit growth and assets under management.

As a result of these factors, Hance said the company now expects earnings per share in 2001 to be in a range of $5.10 to $5.20, which represents an increase over anticipated 2000 operating results of at least 7 percent. Return on equity should be in a range of 16.5-18 percent.

The projections are based on the assumptions of a soft landing for the U.S. economy and no change in the company's business mix.

Bank of America will provide more detail on its 2001 outlook in January.

Bank of America is the largest bank in the United States. With full-service operations in 21 states and the District of Columbia, it provides financial products and services to 30 million households and two million businesses. The bank also supports business transactions in 190 countries. Its stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. Certain shares also are listed on the Tokyo Stock Exchange.

NOTE: Bank of America's presentation at the Goldman Sachs Bank CEO Conference has been posted on the company's website.

bankofamerica.com

Forward Looking Statements

This press release contains forward-looking statements with respect to the financial conditions and results of operations of Bank of America, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) projected business increases following process changes and other investments are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, internationally, nationally or in the states in which the company does business, are less favorable than expected; (5) changes in the interest rate environment reduce interest margins and affect funding sources; (6) changes in market rates and prices may adversely affect the value of financial products; (7) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (8) decisions to downsize, sell or close units or otherwise change the business mix of the company.